Exhibit 10.2

May 15, 2009

Dr. Robert G. Aldrich

DayStar Technologies, Inc.

2972 Stender Way

Santa Clara, CA 95054

Re: Interim CEO Terms

Dear Robert:

This letter agreement (the “Agreement”) confirms the terms of your employment with DayStar Technologies, Inc. (“DayStar” or the “Company”) in the position of Interim Chief Executive Officer (“Interim CEO”). Your employment as Interim CEO commenced effective May 12, 2009.

You will serve in an executive capacity and shall perform the duties of Interim CEO as commonly associated with this position, as specified in the Bylaws of the Company, and as required by the Board of Directors of the Company (the “Board”). You will report to the Board, and your base of operations will be the Company’s corporate headquarters. Your employment as Interim CEO (or the termination of your employment as Interim CEO) does not alter or affect your separate position as Chairman of the Board.

Your base salary will be paid at the rate of $10,000 per week, less payroll deductions and all required withholdings. You will be paid on the Company’s normal payroll schedule. Your position is classified as exempt, which means that you will be expected to work the hours necessary, including extended hours, to complete your job duties, and you will not be eligible for overtime compensation.

Due to your temporary employee status, you will not be eligible for the Company’s standard employee benefits, including but not limited to: health coverage, paid vacation, sick leave, other insurance coverage, and bonuses or incentive compensation. However, you will be eligible for certain minimum benefits required by law, such as workers’ compensation insurance coverage and Social Security. The Company may change compensation and benefits from time to time in its discretion.

As a DayStar employee, you will be expected to abide by Company rules and policies, acknowledge in writing that you have read the Company’s Employee Handbook, and sign and comply with DayStar’s Employee Confidential Information and Inventions Assignment Agreement which, among other things, prohibits unauthorized use or disclosure of DayStar’s proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which

Robert G. Aldrich

May 15, 2009

is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. In addition, you agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. By signing this Agreement, you represent that you have no contractual obligations (unless previously disclosed to the Board) that may restrict your activities on behalf of the Company.

Your employment with the Company is temporary. We expect that your assignment will continue for approximately two (2) months, and that you and the Board will then consider whether to further extend your role as Interim CEO. Your employment relationship with DayStar is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Board. Likewise, the Board may terminate your employment at any time (including within the first two months), with or without cause, upon notice to you.

This Agreement, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this letter, require a written modification approved by the Board and signed by an officer of the Company and you. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures or those transmitted by PDF shall be equivalent to original signatures.

Robert G. Aldrich

May 15, 2009

As required by law, this offer is contingent upon satisfactory proof of your right to work in the United States. To indicate your understanding and acceptance of these employment terms, please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement, and return them to me at your earliest convenience.

On behalf of the Board, I would like to thank you for taking on this important role with the Company. We look forward to working with you in the position of Interim CEO.

Sincerely,

DAYSTAR TECHNOLOGIES, INC.

/s/ Randolph A. Graves, Jr.
Randolph A. Graves, Jr.
Board of Directors

Understood and Accepted by:

/s/ Dr. Robert G. Aldrich
Dr. Robert G. Aldrich

May 15, 2009
Date

Enclosure – Employee Confidential Information and Inventions Assignment Agreement